Exhibit 99.1
For further information, contact:
Ashley M. Ammon, Brian Prenoveau, CFA
ICR, Inc. for TRM Corporation
Office: (203) 682-8200
TRM Corporation Announces Second Quarter 2008 Financial Results
PORTLAND, Oregon, August 14, 2008 (PR Newswire) — TRM Corporation (Pink Sheets: TRMM) today announced second quarter 2008 financial results. We intend to file our Form 10-Q for such quarter today.
Richard Stern, President and CEO of TRM Corporation, stated, “This has been an exciting quarter for TRM as we completed our acquisition of Access To Money and secured $11 million in financing from Lampe Conway. Our acquisition of Access To Money has assured that TRM will remain one of the largest independent ATM networks in the United States and the financing has put us on solid financial footing.
I am also pleased that our operational results are showing continued improvements. Our Q2 2008 adjusted EBITDA from continuing operations improved by 60% over Q1 to $836,000. This improvement would have been even more dramatic, but for certain one time non-recurring adjustments that were recorded in April. Moreover, while we reported a net loss of $3.7 million, $2.9 million of that was tied to non-cash stock compensation and loss from early debt redemption and another $380,000 due to the one time non-recurring items impacting EBITDA, as noted above. Furthermore, results for the quarter do not yet reflect many of the cost saving synergies that we anticipate from the Access To Money acquisition. We expect that those benefits will be partially realized in Q3 and fully implemented by Q4. We believe these financial and operational developments set the stage for an improved TRM as we focus on providing the best possible products and services to our customers.”

($ millions)	Q2 2008	Q2 2007	% Change	Q1 2008	% Change

Sales	23.9	23.5	1.7%	18.1	32.0%
Discounts	14.9	14.7	1.4%	10.7	39.3%
Net Sales	9.0	8.8	2.3%	7.4	21.6%
Cost of Sales	5.2	6.0	(13.3)%	4.7	10.6%
Gross Profit	3.8	2.8	35.7%	2.7	40.7%
Gross Margin (% net sales)	43%	31%		37%
Selling, General &Administrative	5.0	4.3	16.3%	2.9	72.4%
Loss from Continuing Operations	(3.7)	(1.9)	94.7%	(0.4)	825%
Net Loss	(3.7)	(1.9)	94.7%	(0.4)	825%
Adjusted EBITDA from Continuing
Operations	0.8	(1.4)	157.1%	0.5	60.0%

Adjusted EBITDA from continuing operations is a non-GAAP term. Please refer to the attached reconciliation between our GAAP net income and Adjusted EBITDA from continuing operations.
Second Quarter 2008 Financial Results
In the second quarter of 2008, net sales were $9.0 million compared to $8.8 million in the second quarter of 2007. On a sequential basis, net sales were $9.0 million compared to $7.4 million in the first quarter of 2008. Net sales performance reflects increased transactions compared to the second quarter of 2007, mainly due to the acquisition of Access To Money and the increase in the average number of transacting ATMs. The average number of withdrawals per ATM per month declined slightly and the average transaction-based sales per withdrawal was $2.36 per withdrawal in the second quarter of 2007 versus $2.34 in the second quarter of 2008. The average number of transacting ATMs was 11,823 during the second quarter of 2008 compared to an average of 10,473 during the second quarter of 2007.
Cost of sales in the second quarter of 2008 decreased 13.3% to $5.2 million from $6.0 million in the second quarter of 2007, and increased 10.6% from $4.7 million in the first quarter of 2008. In the second quarter of 2008, gross profit margin improved sequentially to 43% from 37% in the first quarter of 2008. The cost of vault cash decreased by $429,000 to $916,000 for the second quarter of 2008 from $1.3 million for the second quarter of 2007. In addition the number of ATMs for which we provide cash decreased by 4.4% year over year. This reduction was due to our determination that certain machines were no longer profitable to operate. The total amount of vault cash in our system has decreased by 3% to $69.1 million as of June 30, 2008. Our vault cash costs are based on a spread to the interest rates on asset-backed commercial paper issued by the lender. The interest rate on our vault cash facility decreased to 3.81% as of June 30, 2008 from 6.75% at June 30, 2007 due to decreased commercial paper interest rates. Our ATM processing, telecommunication and armored car costs also decreased by $194,000, mostly as a result of renegotiating many of those contracts.
In the second quarter of 2008, selling, general and administrative expense increased by $636,000 million to $5.0 million from $4.3 million in the second quarter of 2007. As a percentage of sales, selling, general and administrative expenses increased to 20.8% in the second quarter 2008 as compared to 18.4% in the comparable quarter of 2007. The increase in selling, general and administrative expenses is primarily attributable to a one time $1.4 million charge related to the accelerated vesting of stock options and restricted stock associated with the Access To Money transaction. Also affecting SG&A costs was a $404,000 increase in labor costs as a result of the Access To Money acquisition, temporary labor and recruiting costs. As we move through our integration of the operations of Access To Money, we expect our labor costs to reduce. The cost for outsourced services decreased by approximately $1 million primarily as a result of the eFunds settlement. Legal, accounting and consulting expenses decreased by $232,000.
In the second quarter 2008, we reported a net loss from continuing operations of ($3.7) million as compared to a net loss of ($1.9) million in the second quarter of 2007 and compared to a net loss of $400,000 in the first quarter of 2008.

We believe that adjusted EBITDA from continuing operations is the most accurate reflection of ongoing operations. For the second quarter 2008, adjusted EBITDA from continuing operations was $836,000 compared to ($1.4) million in the second quarter 2007 which reflects the positive effects of our restructuring efforts.
Balance Sheet
We had cash and restricted cash of $8.0 million at June 30, 2008, compared to $6.9 million at December 31, 2007.
Mr. Stern commented, “We continue to make substantial progress towards improving our financial condition. I am extremely encouraged by the results we announced today and expect that we will show further improvement as we continue along with our integration plan.”
Highlights from the Quarter
•	On April 18, 2008 we borrowed $11 million at an interest rate of 13% payable semiannually and due in 2011. The loan requires us to maintain certain cash balances, to meet certain EBITDA targets and to maintain at least 10,250 ATMs (inclusive of the ATMs we acquired from Access To Money). Proceeds from this loan were used primarily to pay off the remaining balance of our Term Loan B, the $2.5 million settlement payment with eFunds Corporation and the cash portion of the purchase price of Access To Money. In addition, we issued warrants to the lender to purchase 12,500,000 shares in aggregate of our common stock.

•	On April 18, 2008 we acquired Access To Money, one of the nation’s largest independent ATM deployers with approximately 4,248 transacting ATMs, for $4.2 million in cash, 3.6 million shares of common stock and a note payable to the owner for approximately $9.8 million. We are currently engaged in the integration of this acquisition.
About TRM Corporation
TRM Corporation is a consumer services company that provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the second largest non-bank ATM network in the United States.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; changes in interest rates; maintaining satisfactory relationships with our banking partners; our ability to continue to reduce attrition in our existing ATM estate and to add new ATMs; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our acquisition strategy. Additional information on these factors, which could affect our financial results, is included in our annual report on Form 10-K for the fiscal year ended December 31, 2007 and in our quarterly report on Form 10-Q for the quarters ended March 31 and June 30, 2008 under the caption “Risk Factors” and elsewhere in such reports. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by applicable law.
- Attachments 1, 2 and 3 -

Attachment 1
TRM CORPORATION
Consolidated Results of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2008	2007	2008

Sales	$23,546	$23,872	$46,445	$41,937
Less discounts	14,749	14,896	29,017	25,523

Net sales	8,797	8,976	17,428	16,414

Cost of sales:
Cost of vault cash	1,345	916	2,790	1,899
Other	4,684	4,244	9,126	7,960

Gross profit	2,768	3,816	5,512	6,555

Selling, general and administrative expense	4,324	4,960	9,625	7,873
Restructuring charges	—	—	963	—
Loss on asset disposal	15	15	18	11

Operating income (loss)	(1,571)	(1,159)	(5,094)	(1,329)

Interest expense:
Interest expense and amortization of debt issuance costs	125	1,101	160	1,415
Loss on early extinguishment of debt	24	1,456	4,059	1,456
Other expense (income), net	213	(9)	351	(58)

Loss from continuing operations	(1,933)	(3,707)	(9,664)	(4,142)

Income (loss) from discontinued operations	(280)	—	5,220	—

Net Loss	$(2,213)	$(3,707)	$(4,444)	$(4,142)

BASIC AND DILUTED PER SHARE INFORMATION:

Weighted average common shares outstanding	17,168	20,090	17,153	18,652
Basic and diluted net loss per share:
Continuing operations	(0.11)	(0.18)	(0.56)	(0.22)
Discontinued operations	(0.02)	—	0.30	—

Net income (loss)	(0.13)	(0.18)	(0.26)	(0.22)

Attachment 2
TRM Corporation
Consolidated Balance Sheet
(in thousands)
(unaudited)

	December 31,	June 30,
	2007	2008
Assets
Current assets:
Cash	$3,859	$5,162
Restricted cash	3,073	2,883
Accounts receivable, net	2,611	4,588
Leases receivable, net	—	163
Inventories	50	350
Prepaid expenses and other	369	445
Deferred financing costs	172	2,128
Restricted cash — TRM Inventory Funding Trust	61,805	69,107

Total current assets	71,939	84,826

Property and Equipment, net	4,222	3,808
Non-current leases receivable, net	—	806
Intangible assets, net	585	2,812
Goodwill	16,748	31,128
Deferred financing costs, long term	—	3,831
Other assets	795	729

Total assets	$94,289	$127,940

Liabilities, Minority Interest and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,099	$8,399
Income taxes payable	36	25
Accrued and other expenses	7,637	6,178
Term loans	2,051	4,116
TRM Inventory Funding Trust note payable	58,505	67,020

Total current liabilities	74,328	85,738

Long Term liabilities:
Term loans and other debt	5,301	21,036
Settlement agreement due after one year	—	917

Total liabilities	79,629	107,691

Minority interest	1,500	1,500

Shareholders’ equity:
Common stock	136,181	145,912
Additional paid-in capital	63	63
Accumulated deficit	(123,084)	(127,226)

Total shareholders’ equity	13,160	18,749

Total liabilities, minority interest and shareholders’ equity	$94,289	$127,940

Attachment 3
TRM Corporation
Adjusted EBITDA Reconciliation
(in thousands — USD)
(unaudited)

	Three months		Six months ended
	ended June 30,		June 30,
	2007	2008	2007	2008

Continuing Operations:
Loss from continuing operations	$(1,933)	$(3,707)	$(9,664)	$(4,142)
Add:
Interest expense	125	1,101	160	1,415
Depreciation and amortization	278	510	1,348	994
Loss on early extinguishment of debt	24	1,456	4,059	1,456
Non-cash stock compensation expense	123	1,461	204	1,619
Loss on asset disposal	15	15	18	11

Adjusted EBITDA — continuing operations	$(1,368)	$836	$(3,875)	$1,353

Discontinued Operations:
Gain (loss) from discontinued operations	(280)	—	5,220	—
Add:
Interest expense	—	—	1,289	—
Impairment charges	—	—	2,701	—

Adjusted EBITDA — discontinued operations	$(280)	$—	$9,210	$—